SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 2, 2006

FONIX CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	0-23862	22-2994719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9350 South 150 East, Suite 700, Sandy, Utah		84070
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code:        (801) 553-6600

Item 8.01	Other Events

Adoption of Policy Regarding Board Independence

On November 2, 2006, the Board of Directors of Fonix Corporation (the “Registrant”) adopted a Policy Regarding Board Independence (the “Policy”).

The Policy states that subject to certain rare and extraordinary circumstances, it is the policy of the Registrant that its Board consist of independent directors. The Policy defines an independent director as any member of the Board of Directors of the Registrant who is not then serving as a member of the executive management or as an employee of the Registrant.

The Policy includes the following limited exceptions to the requirement for independence:

1.  If and when a third party has elected to exercise a legal right to nominate a director of the Registrant pursuant to one or more contracts between such third party and the Registrant, in which case the Board shall provide a written statement in the Registrant’s next proxy materials discussing the nature of such legal or contractual right to nominate one or more members of the Registrant’s Board of Directors.

2.  If and when a creditor or investor conditions an investment of capital in or loan of capital to the Registrant, in which case the Board shall provide a written statement in the Registrant’s next proxy materials discussing the nature of the capital raised in such transaction and the Registrant’s compliance with the condition requiring appointment of one or more non-Independent Directors to the Registrant’s Board of Directors.

3.  If, in the Board’s judgment, one or more non-Independent Directors’ long-time experience with the Registrant and/or his or her business background and expertise are sufficiently valuable additions to the Board to be in the best interest of the Registrant in rare and exceptional circumstances, in which case the Board shall provide a written statement in the Registrant’s next proxy materials discussing the Board’s determination regarding the value of such background and expertise to the Registrant.

4.  If inclusion of one or more non-Independent Directors on the Registrant’s Board of Directors is required to comply with any law, rule, regulation, judicial or administrative process, or in accordance with applicable court order or professional standard, in which case the Board shall provide a written statement in the Registrant’s next proxy materials discussing the nature of such law, rule, regulation, judicial or administrative process, court order or professional standard and the Registrant’s compliance therewith.

5.  If the Board concludes that the best interests of shareholders would be otherwise better served, and the Board provides a written statement in the Registrant’s next proxy materials discussing the nature of the Registrant’s relationship with the non-Independent Director and the reason that the Board has determined that appointment of such non-Independent Director is in the best interests of shareholders.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99	Policy Regarding Board Independence

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FONIX CORPORATION
(Registrant)

Date: November 3, 2006

	By:	/s/ Roger D. Dudley
Roger D. Dudley
Executive Vice President and Chief Financial Officer (Principal Accounting Officer)